EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Avistar Communications Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-115755, 333-43944 and 333-63914) on Form S-8 of Avistar Communications Corporation of our report dated March 16, 2006, except for the second paragraph of Note 13, as to which the date is April 18, 2006 with respect to the consolidated balance sheet of Avistar Communications Corporation and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2005, and the related financial statement schedule, which report appears in the December 31, 2005 Annual Report on Form 10-K of Avistar Communications Corporation.

/s/ Burr, Pilger & Mayer LLP
Palo Alto, California
April 26, 2006